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                                                                    EXHIBIT 99.1

FOR IMMEDIATE RELEASE

                                        CONTACT: Dana Lengkeek
                                                 Network Associates, Inc.
                                                 dana_lengkeek@nai.com
                                                 (408) 346-5184

                                                 Kelly Delaney
                                                 Porter Novelli
                                                 kelly.delaney@porternovelli.com
                                                 (415) 975-2229

      NETWORK ASSOCIATES COMPLETES ACQUISITION OF INTRUVERT NETWORKS, INC.

    BEST-OF-BREED INTRUSION PREVENTION APPLIANCES DETECT AND BLOCK ATTACKS TO
     PROVIDE REAL-TIME PROTECTION AGAINST NEW AND EXISTING SECURITY THREATS

SANTA CLARA, Calif., May 14, 2003 - Network Associates, Inc. (NYSE: NET), a leader in system and network protection solutions, today announced it has completed the acquisition of IntruVert Networks, Inc. IntruVert Networks provides market-leading network-based intrusion prevention solutions that proactively detect and stop security attacks before they cause damage. The company offers the IntruShield line of products that include purpose-built intrusion prevention appliances and the IntruShield Manager.

      Under the terms of the deal, Network Associates acquired all shares of IntruVert Networks. Network Associates has also assumed all customer support obligations and is committed to ensuring a seamless transition for all customers. The company will sell the IntruShield solutions as part of its Network Protection Solutions set and the combined team will focus on continued product development and integration opportunities with the Sniffer Technologies and McAfee Security solutions to provide comprehensive network and systems protection solutions.
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      "Our customers have been asking for security solutions that move beyond traditional attack detection to proactively block attacks as they occur, and IntruVert has pioneered solutions that deliver this protection at gigabit speeds," said Sandra England, executive vice president of corporate development and strategic research at Network Associates. "With the completed acquisition of IntruVert Networks, as well as the recently completed acquisition of Entercept Security Technologies, Network Associates is positioned to deliver comprehensive next-generation intrusion prevention solutions to protect our customers' networks at all points of entry."

      Network Associates announced a definitive agreement to acquire IntruVert Networks for $100 million on April 1. Prior to the acquisition, IntruVert was a privately held company that created the industry's first architecture offering a real-time network intrusion detection and prevention system for enterprise and government networks. The company provides network-based intrusion prevention solutions including the IntruShield 2600 and IntruShield 4000 and the IntruShield Manager. These IntruShield products utilize patented signature, anomaly, and Denial of Service (DoS) techniques to analyze network traffic at multi-gigabit rates and accurately detect and block an attack. Administrators are able set granular, customized intrusion policies to protect their specific network environment.

      "IntruVert has been a leader in developing next-generation intrusion detection and prevention technology to protect customers from sophisticated cyber-attacks," said Parveen Jain, president and chief executive officer at IntruVert Networks. "IntruVert's innovative products have consistently won the industry's top awards and are deployed at leading enterprises, government agencies and universities."

      Founded in October 2000, IntruVert quickly won industry acclaim with awards such as the "Best Start-up" at Networld+Interop and the "Blue Ribbon" award from Network World. Within the last few weeks, the company has won the "2003 Product of the Year" award for IntruShield 4000 from Network Magazine, which recognized the product for its innovative approach to protecting networks by detecting and preventing attacks and reducing the cost of security ownership. The IntruShield 4000 and Security Management System also recently won the "2003 Well Connected" award from Network Computing, recognizing its second-generation technology that utilizes custom hardware, and integrated signatures and anomaly models.
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      With headquarters in Santa Clara, Calif., Network Associates, Inc. is the
leading provider of intrusion prevention solutions. Network Associates is comprised of three product groups: McAfee Security, delivering world-class anti-virus and security products; Sniffer Technologies, a leader in network availability and network protection; and Magic Solutions, a leader in innovative service management solutions. For more information, Network Associates can be reached at 972-963-8000 or on the Internet at http://www.networkassociates.com/.

                                      # # #

NOTE: Network Associates, McAfee, Magic Solutions, and Sniffer are either registered trademarks or trademarks of Network Associates, Inc. and/or its affiliates in the United States and/or other countries. Sniffer (R) brand products are made only by Network Associates, Inc. All other registered and unregistered trademarks in this document are the sole property of their respective owners.

Safe Harbor Statement

The foregoing contains forward-looking statements. Forward-looking statements include those regarding the planned support and transition of IntruVert product users, anticipated product development and integration efforts and anticipated customer benefits of the acquisition. Actual results may vary, perhaps materially, from those contained in the forward-looking statements and the expected results may not occur. For example, Networks Associates may not be able to successfully integrate IntruVert's products on the anticipated time line or at all and IntruVert's technology once integrated with Network Associates' other products may not perform as anticipated. More information on risks and uncertainties related to Network Associates and its business may be found in the company's quarterly and annual reports filed with the United States Securities and Exchange Commission.